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                                                                    Exhibit 10.6

                              PURE RESOURCES, INC.
                                500 West Illinois
                              Midland, Texas 79701


                                January 30, 2001



Union Oil Company of California
2141 Rosecrans Avenue, Suite 4000
El Segundo, California 90245
Attention: Mr. Terry Dallas, Chief Financial Officer

     Re:  Pure Resources, Inc. - Business Opportunities Agreement

Ladies and Gentlemen:

     Reference is made to the Business Opportunities Agreement (the "Agreement") dated as of December 13, 1999 among Union Oil Company of California ("Union Oil"), Pure Resources, Inc. (formerly named Titan Resources Holdings, Inc.) (the "Company"), TRH, Inc., and Titan Exploration, Inc. Capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Agreement. The Agreement was entered into to address certain legal requirements and concerns as well as for certain practical business purposes. Although this letter does request a limited waiver of the Agreement, we wish to make it clear that we understand that the Agreement will remain in effect after any grant of a limited waiver and that we will continue to remain focused on the business we conduct in the Designated Area and any other area that you may permit us to operate in pursuant to the limited waiver.

     As you are aware, the Company proposes to acquire, through a wholly-owned subsidiary of the Company, certain of the Assets (as defined below) and to acquire a majority of the partnership interests in a limited partnership (the "Partnership") that will own certain of the Assets (as defined). As used in this letter, "Assets" means certain oil and gas fee mineral interests, royalty interests, oil and gas leasehold interests and related contracts and assets located in Alabama, Arkansas, Florida, Louisiana, Mississippi, Oklahoma, Texas and the offshore area of the Gulf of Mexico (with limited holdings located in Michigan, New Mexico, New York, North Dakota, Pennsylvania and Wyoming) currently owned by International Paper Company or its affiliates (collectively, the "Assets"). Part 1 of Annex A to this letter identifies the counties in Michigan, New Mexico, New York, North Dakota, Pennsylvania and Wyoming in which Assets are located, and the location of the other Assets is generally indicated on the map attached to this letter as part 2 of Annex A. Certain of the contractual rights to be acquired with the Assets that may give the Company rights to invest or acquire interests in opportunities outside of the Designated Area and the locations set forth on Annex A, are set forth on Annex B to this letter.

     Pursuant to Section 1 of the Agreement, the Company agreed that, except with the consent of Union Oil (which it may withhold in its sole discretion), neither the Company nor its subsidiaries will engage in any business other than the E&P Business and none of them will pursue any business
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January 30, 2001
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opportunity  that  involves  any direct or  indirect  ownership  interest in any properties located outside the Designated Area. Notwithstanding Section 1 or any other provision in the Agreement, we hereby request your limited waiver and consent (a) to the consummation of the Company's acquisition (directly or through subsidiaries) of the Assets and the Company's (directly or through subsidiaries) conducting the E&P Business on properties included among the Assets following such acquisition (collectively, the "Acquisition") and (b) to the Company's (and its subsidiaries') engaging in the "Extended Business," which term means E&P Business opportunities that directly arise out of the ownership or operation of the Assets. The term "Extended Business" includes contractual rights and obligations under currently existing contracts (but not rights or obligations first arising out of any amendment to such existing contracts entered into after the date hereof) included within the Assets and described in Annex B and other opportunities that primarily relate to land or minerals that are included within the Assets or located within two (2) miles of any of the Assets provided that under no circumstances shall the term "Extended Business" include any investment in or acquisition related to opportunities in the off-shore areas of the Gulf of Mexico. By signing below, Union Oil hereby (1) evidences its limited waiver of the application of the Agreement's restrictions to the Acquisition and the Extended Business (but not as to any other expansion outside the Designated Area that is not clearly and unequivocally contemplated by the Acquisition and the Extended Business) and (2) acknowledges that neither the Acquisition nor the Extended Business shall be deemed a breach or violation of the Agreement.

     We hereby acknowledge that if you grant the limited waiver requested above or any more restrictive waiver, that such limited waiver will only apply to the Acquisition and the Extended Business and in no way shall serve to waive any provision of the Agreement that may be applicable to future transactions or investments by the Company that are not included within the Acquisition or the Extended Business. Furthermore, nothing herein shall serve as a general waiver or be construed as amending or revising in any way the definition of "Designated Area" in the Agreement or any other provision of the Agreement.
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January 30, 2001
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     Subject to the Company finally acquiring the Assets and as consideration for Union Oil's limited waiver as contemplated by this letter, Pure Resources, Inc., on behalf of itself and its subsidiaries, hereby grants Union Oil a thirty
(30) day right of first refusal (i.e., a right to match the price and terms offered in a bona fide, third party offer received by the Company after it has had a full opportunity to market the assets subject to such right) with respect to (a) each proposed sale (including farm-outs) by the Company of any interest it may hold in any of the Assets or any of the assets constituting a part of the Extended Business that are (in either case) located in the off-shore areas of the Gulf of Mexico, and (b) each proposed sale (other than sales of mineral rights (ownership, servitude or royalty) or leasehold interests insofar as such leasehold interests only cover mineral rights owned by the Company) by the Company of any interest it may hold in any of the Assets or any of the assets constituting a part of the Extended Business that are ( in either case ), located within the State of Louisiana and where such sale is to be primarily for cash consideration. In addition to the foregoing, in the event that Union Oil exercises its right of first refusal (as described above), Union Oil will indemnify the Company for that portion of any tax actually paid as a result of the right of first refusal sale and for any amount actually paid by the Partnership or the general partner of the Partnership to International Paper Company or one of its affiliates under the terms of the Partnership's Agreement of Limited Partnership or under the Indemnity Agreement (as defined in such Agreement of Limited Partnership) resulting from the treatment of such sale as an Extraordinary Asset Disposition or a Tax Indemnified Event (each as defined in such Agreement of Limited Partnership), that in either case would not have been paid or become payable but for the fact that the Company and Union Oil were affiliates at the time of the sale.

     We hereby confirm that the grant of the foregoing right of first refusal has been approved by a majority of the independent/outside directors of the Company.

     The limited waiver that shall be effected by Union Oil's execution below shall automatically terminate, without further action by any party, if the Company has not consummated the acquisition of the Assets by March 31, 2001.

     Please sign this letter in the space below, fax a signed copy to Joe Dannenmaier of Thompson & Knight L.L.P. (fax 214/ 969-1751) and return the signed original to Pure Resources, Inc. c/o Joe Dannenmaier, Thompson & Knight, L.L.P., 1700 Pacific Avenue, Suite 3300, Dallas, Texas 75201.

                                    Very truly yours,

                                    PURE RESOURCES, INC.


                                    By: /s/ Jack Hightower
                                        ---------------------------------------
                                        Jack D. Hightower,
                                        President and Chief Executive Officer
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January 30, 2001
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Accepted and agreed to:


UNION OIL COMPANY OF CALIFORNIA


By:  /s/ Terry G. Dallas
    ----------------------------------
  Name:  Terry G. Dallas
  Title: Chief Financial Officer